Exhibit 10.23
November 21, 2005
Adam Kablanian
RE: Base Salary Reduction for Fiscal Year 2006
Dear Adam:
This letter constitutes the agreement (the “Agreement”) between yourself and Virage Logic Corp. (the “Company”) regarding the reduction of your base salary for fiscal year 2006 (“Salary Reduction Period”).
     1. Base Salary. Effective October 1, 2005, your base salary will be $20,032.54 per month (equivalent to $240,378.48 per annum). This represents a reduction of 10%. This new salary will be in effect through September 30, 2006 or at such time as you and the Company agree to reinstatement of your previous base salary. If no other action is taken, your base salary will automatically revert to it pre-reduction level of $22,257.26 per month (equivalent to $267,087.12 per annum) on October 1, 2006. All base salary payments are subject to standard payroll deductions and withholdings.
     2. Repayment. Since the effective date of this action was prior to the approval of the Operation Plan, you agree to the recovery of prior payments of base salary for the three pay periods ending October 15, October 31 and November 15. The total amount to be repaid is $3,338.59. This repayment will be made through a single withholding transaction against your base salary for the pay period ending November 30.
     3. Benefits. During the Salary Reduction Period, you will be eligible to continue your current Company benefits subject to the terms and limitations of the applicable plans with the exception of your life insurance/AD&D benefits which will remain at the maximum life insurance benefit of $500,000.
If this Agreement is acceptable to you, please sign below and return the original to me.
Sincerely,
Virage Logic Corp.

By:	/s/ Richard C. Butts
Richard C. Butts
Vice President, Human Resources
Agreed:

/s/ Adam Kablanian	11-22-05
Adam Kablanian	Date